Exhibit 99.1

IMPORTANT NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS

REGARDING INSIDER TRADING DURING THE

BANCPLUS CORPORATION 401(K) BLACKOUT PERIOD

December 12, 2019

As you know, BancPlus Corporation (the “Company”) has entered into a Merger Agreement with State Capital Corporation to acquire its wholly-owned subsidiary bank, State Bank & Trust Company. The acquisition of State Bank & Trust will allow BankPlus to expand in Mississippi and enter new markets in Louisiana and Alabama and will provide many new opportunities for BankPlus and our employees.

As a part of the State Bank & Trust acquisition, the Company is required to register our BancPlus stock held in the BancPlus Corporation Employee Stock Ownership Plan (With 401(k) Provisions) (the “Plan”) with the Securities and Exchange Commission (the “SEC”). As a result, from January 1, 2020 until this filing is completed which is expected to take place by July 1, 2020, certain investment and distribution rights otherwise available under the Plan will be suspended. The suspension is a one-time event and is referred to as a “blackout period.”

This notice is to inform you that as a Company director, executive officer, or spouse thereof, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission regulations, which prohibit certain trades during plan blackout periods.

During the blackout period, Plan participants will be temporarily unable to direct or diversify investments in their individual accounts under the Plan, obtain a loan under the Plan or obtain a distribution from the Plan. Beginning January 1, 2020 and during the blackout period, you (and your immediate family members who share your residence) are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of BancPlus common stock acquired in connection with the insider’s service for or employment with the Company. The SOX blackout period is expected to begin on January 1, 2020 and end July 1, 2020 (the “SOX Blackout Period”).

There are limited exclusions and exemptions from this rule. The Company equity securities acquired outside of your service as a director or executive officer of the Company are not restricted during the SOX Blackout Period. When applicable, you may still require the Company to repurchase the Company securities distributed to you from the ESOP during the Blackout Period. Further, the above prohibition is in addition to the normal restrictions on trading activity that the Company imposes on its directors and executive officers, including under the Company’s insider trading policy.

If you have any questions concerning this notice or the SOX Blackout Period, you should contact Ann Southerland by telephone at (601) 898-4984. Thank you.

BANCPLUS CORPORATION

/s/ William A. Ray
William A. Ray
President & CEO